Exhibit 99.2

NEWS RELEASE

CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852
MOTORCAR PARTS OF AMERICA NAMES NEW CFO
— Establishes New Chief Accounting Officer Position to Enhance Internal Controls —
     LOS ANGELES, CA — February 7, 2008 — Motorcar Parts of America, Inc. (Nasdaq:MPAA) today announced the promotion of David Lee as the company’s chief financial officer. Mervyn McCulloch, the company’s former chief financial officer, will assume a new position as chief acquisitions officer. The company also announced the promotion of Kevin Daly as chief accounting officer, a newly established position. Both positions will report to the chief executive officer.
     David Lee, 38, most recently served as the company’s vice president, finance and strategic planning. His primary responsibilities will focus on treasury, budgeting and financial management. Prior to joining the company in 2005, he held various corporate controller and finance positions for several domestic companies — including Palace Entertainment where he served with Selwyn Joffe who was then president of this amusement and waterpark organization. Earlier, he served in the audit department of the Los Angeles office of Deloitte & Touche LLP. A certified public accountant, he earned a Bachelor of Arts degree in economics from the University of California, San Diego, and a Masters in Business Administration degree from the University of California Los Angeles Anderson School of Management.
     Kevin Daly, 48, most recently served as vice president, controller for Motorcar Parts of America. In his new position, he will be primarily responsible for managing the company’s accounting functions, preparing its financial statements and overseeing internal control systems. Prior to joining the company in 2006, he served as corporate controller for Leiner Health Products, Inc. His earlier experience includes serving in a variety of finance and controller positions for Dexter Corporation, as well as FMC Corporation and Biologic Systems Corporation. A certified public accountant, Daly also served with Laventhol & Horwath. He earned a Bachelor of Science degree in accounting from the University of Illinois and a Masters in Business Administration degree from the University of Chicago.
     “The nature of our business, particularly the procurement of used cores for remanufacturing, is unique from an accounting standpoint. These management changes, with both accounting and finance segmented and reporting to the chief executive officer, should greatly enhance our internal
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Motorcar Parts of America, Inc.
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controls and streamline the overall process,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts of America, Inc.
     “We greatly appreciate Mervyn’s contributions as chief financial officer during his tenure in that position. The establishment of a chief acquisitions officer position with a person of his quality underscores management’s commitment to growth, both organically and through complementary acquisitions, and we look forward to leveraging the company’s reputation for quality remanufacturing and service to achieve our goals,” said Joffe.
     The company also announced the promotion of Kamlesh Shah, 44, to the position of controller, succeeding Kevin Daly. He most recently served as assistant controller. Prior to joining the company in January 2007, he served as assistant controller and manager of financial reporting at Leiner Health Products, Inc. His earlier experience includes serving in a variety of finance positions for Nestle S.A. and Galadari Brothers. A certified public accountant, he earned a Bachelor of Science degree in accounting from the University of Bombay, India.
     In addition to the management changes discussed above, the company also announced the appointment of Alex Alvarez, 45, as vice president of strategic planning and reporting to David Lee. He previously served as director of finance/financial planning and analysis for Leiner Health Products, Inc. His earlier experience includes serving in a variety of finance positions for Ingram Micro, Inc., Abbey Healthcare/Apria Healthcare Group, Homebase, Inc. and Kaufman & Broad/Sun-America. He earned a Bachelor of Arts degree in business economics with an emphasis in accounting from the University of California, Santa Barbara.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles and light trucks. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with facilities located in California, Tennessee, Mexico, Malaysia and Singapore. Additional information is available at www.motorcarparts.com
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company, including expected benefits from the realignment of accounting and finance and the reporting structure, as well as the potential benefits derived from the establishment of a new chief acquisitions officer position. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factor. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC)in June 2007 and in its Form 10-Qs filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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